October 11, 2024

Fariyal Khanbabi

Re: Offer Letter

Dear Ms. Khanbabi:

Microvast Holdings, Inc. (“Microvast” or the “Company”) is pleased to offer you employment with the Company according to the terms outlined herein.

Start Date. We anticipate your first day of employment with the Company will be October 21, 2024. Although you will be an at-will employee, whose employment may be terminated by the Company or you at any time and for any reason or no reason, our expectation is that your employment pursuant to this letter will end no later than the third anniversary of the start date.

Position. Your title will be Chief Financial Officer of the Company. You will report directly to the Company’s Chief Executive Officer, and will be based at the Company’s headquarters in the Houston, Texas metropolitan area (currently 12603 Southwest Freeway, Suite 300, Stafford, TX 77477), subject to (i) periodic travel to the other worldwide locations of the Company and its subsidiaries, and (ii) such other reasonable travel as the performance of your duties and the business of the Company may require. Notwithstanding the foregoing, you initially will be performing your duties hereunder from the United Kingdom pending your receipt of approval of your O-1 petition under U.S. immigration laws and, subject to Section 1 (“Background Check and Administrative Matters”) under “Additional Terms and Conditions” below, will commence working at the Company’s headquarters in the United States as soon as you have obtained such immigration status.

Duties. In your capacity as Chief Financial Officer, you will perform duties and responsibilities that are commensurate with your position as the Chief Financial Officer and as may be assigned to you from time to time by the Chief Executive Officer of the Company, including the duties set forth in the job description previously provided to you by the Company.

Compensation. Your initial compensation is summarized below. Your compensation is subject to change at the discretion of the Board or a duly authorized committee thereof based on individual and company performance.

  Base Salary. Your annual base salary will be $400,000, less customary withholding and other authorized deductions. Your base salary will be paid according to the Company’s normal payroll practices as in effect from time to time.
  Annual Short-Term Incentive. You will be eligible for an annual bonus under the Company’s annual short-term incentive program, as approved by the Board or a committee of the Board from time to time, with a target opportunity of 25% of base salary paid in a calendar year (“Annual Bonus”). The actual amounts paid will be subject to individual and Company performance and will be payable when bonuses are otherwise paid to executive employees of the Company, subject to your continued employment with the Company through the payment date.
  Annual Long-Term Incentive. You will be eligible to participate in the Company’s long-term incentive program, as approved by the Board or a committee of the Board from time to time (the “LTI Program”). The amounts, form and terms and conditions of awards under the LTI Program, if any, will be determined and approved by the Board or a committee of the Board.

12603 Southwest Freeway, Suite 300 | Stafford, TX 77477

TEL: 281-491-9505

Benefits.

1.	Insurance. Your position is eligible for standard group health, dental and vision benefits offered to our full-time, U.S.-based employees. Our group health insurance plan provides for participation by new employees on the first calendar day of the month following your start date.
2.	Paid Time Off. Your position is eligible for 15 days of paid time off annually. Paid time off will be prorated for a partial year of service.
3.	401(k). On the first calendar day of the month following completion of 3 months of employment, you will be eligible to participate in our 401(k) Retirement Plan.
4.	Other Benefits. You will be eligible to participate in any other benefit plans or programs that the Company establishes and makes available to its employees of similar status from time to time, provided that you are eligible under (and subject to all provisions of) the terms and conditions of those plans or programs.
5.	Expense Reimbursement. The Company will reimburse you for reasonable documented business expenses incurred in accordance with its expense reimbursement policy and procedures as in effect from time to time.

Termination of Employment.

1.	Termination for Any or No Reason. Your employment with the Company will at all times be on an “at-will” basis and nothing in this letter provides you the right to employment for any specified period. The Company and you each have the right to terminate your employment at any time for any reason or for no reason. Upon termination of your employment for any reason, whether by the Company or you, you will receive payment of (a) your accrued base salary through and including the date of termination and (b) any other amounts or benefits required to be paid or provided to you by applicable law or accrued and vested for your benefit under the benefit plans of the Company (collectively, the “Accrued Amounts”).

12603 Southwest Freeway, Suite 300 | Stafford, TX 77477

TEL: 281-491-9505

2.	Termination due to Death or Disability. Your employment with the Company will automatically terminate upon your death and may be terminated by the Company upon your Disability (as defined in the Company’s long-term disability plan). If your employment with the Company is terminated by reason of your death or Disability, and subject to your (or your estate’s) timely execution and non-revocation of a general release of claims in favor of the Company and compliance with all restrictive covenants applicable to you, and in lieu of any other severance benefits otherwise payable under any Company plan or policy, you (or your estate) will be entitled to, in addition to the Accrued Amounts: (a) any Annual Bonus for the completed fiscal year that ended prior to fiscal year in which your termination of employment occurred but for which payment has not been made, payable at the same time annual bonuses are paid to other executive officers of the Company; and (b) a pro rata portion of the Annual Bonus for the fiscal year in which your termination of employment occurs based on actual certified results for such year (determined by multiplying the amount of such bonus that would be due for the full fiscal year by a fraction, the numerator of which is the number of full months during the fiscal year of termination that you are employed by the Company and the denominator of which is 12), payable as a lump sum cash payment at the same time annual bonuses are paid to other executive officers of the Company.
3.	Termination for Cause; Resignation. If your employment with the Company is terminated by the Company for Cause or as a result of your resignation for any reason (other than for Good Reason), you will only be entitled to payment of the Accrued Amounts, payable in accordance with Company policies and practices, and you will have no further right to receive any other compensation or benefits from the Company or any of its subsidiaries or affiliates. For purposes of this Agreement, “Cause” means the termination of your employment due to: (a) your substantial failure to perform your duties as an employee and Chief Financial Officer of the Company with a level of competence reasonably expected of a Chief Financial Officer of a public company, as determined by the Board or a committee thereof; (b) your performance of any act or failure to perform any act that is materially injurious or to the detriment of the Company or its subsidiaries or affiliates; (c) your intentional misconduct or breach of a policy of the Company or any of its subsidiaries or affiliates; (d) your commission of, admission to, conviction of, or entering a plea of nolo contendere to or imposition of unadjudicated probation of, any felony or crime involving moral turpitude, or the commission of any other act involving theft, dishonesty, conflict of interest, breach of trust or physical or emotional harm to any person or property; (e) any act or substantial involvement in an act that could reasonably be expected to bring you or the Company or any of its subsidiaries or affiliates into public disrepute, scandal, contempt or ridicule; (f) your misappropriation of funds or fraud; (g) violation of any fiduciary duty owed to the Company or any of its subsidiaries or affiliates; or (h) your material breach of this letter. Whether or not an event giving rise to “Cause” has occurred will be determined solely by the Board or a committee thereof, whose determination shall be final and binding on all parties.

12603 Southwest Freeway, Suite 300 | Stafford, TX 77477

TEL: 281-491-9505

4.	Termination without Cause; Resignation for Good Reason. If your employment with the Company is terminated by the Company without Cause or by you for Good Reason, and subject to your timely execution and non-revocation of a general release of claims in favor of the Company and compliance with all restrictive covenants applicable to you, and in lieu of any other severance benefits otherwise payable under any Company plan or policy, you will be entitled to, in addition to the Accrued Amounts: (a) continued payment of your Base Salary for a period of 6 months immediately following the date of your termination of employment, payable in accordance with the Company’s ordinary payroll practices as established from time to time and (b) any Annual Bonus for the completed fiscal year that ended prior to fiscal year in which your termination of employment occurred but for which payment has not been made, payable at the same time annual bonuses are paid to other executive officers of the Company, payable as a lump sum cash payment at the same time annual bonuses are paid to other executive officers of the Company. For purposes of this letter, “Good Reason” means, without your written consent: (i) a material reduction in the scope and nature of your duties and responsibilities such that they are fundamentally irreconcilable with your position as Chief Financial Officer; (ii) a material reduction in the amount of your then-current base salary (unless reductions comparable in amount and duration are concurrently made for other executives of the Company); or (iii) a material breach by the Company of a material term of this letter. You will not be deemed to have terminated your employment for Good Reason unless you provide the Company with written notice of such event within 90 days of the initial occurrence thereof and describe such claim in reasonable detail, the Company fails to cure the situation or event within 30 days of delivery of such notice (or such longer time as may be agreed between the parties) and you terminate your employment within 30 days of the expiration of such cure period.

Additional Terms and Conditions.

1.	Background Check and Administrative Matters. This offer of employment is contingent on the outcome of a routine background check and any reference checks. Please sign and return the “Microvast Background Check Notification and Release Form”, which authorizes Microvast to complete a background check investigation.

Prior to the commencement of your employment with the Company in the United States, you will also be required to provide documentation demonstrating your authorization to work in the United States. This documentation must be provided no later than the third business day following your commencement of services in the United States. If you are unable to provide the Company with documentation demonstrating your authorization to work in the United States by December 15, 2024, the offer of employment, whether or not accepted by you, shall be revoked and this letter shall be deemed terminated and void ab initio, with no liability by the Company to you. The Company or an applicable subsidiary will serve as a sponsor for your application for permanent resident status under U.S. immigration laws, but you will bear all expenses of the application, including any legal fees and expenses incurred by you.

No later than three business following your start date, you must have completed and delivered to the Company all applicable tax withholding forms.

2.	Company Policies; Employee Representations. As a condition to employment, you will be expected to abide by all company policies, procedures, rules and regulations, and you will be required to sign an “Employee Confidentiality and Invention Assignment Agreement”, attached hereto as Exhibit 1.

12603 Southwest Freeway, Suite 300 | Stafford, TX 77477

TEL: 281-491-9505

In addition, by signing this letter, you represent and warrant to the Company that you are not bound by any agreement with a previous employer or other party that you would in any way violate by accepting employment with the Company or performing your duties as an employee of the Company. You further represent and warrant that, in the performance of your duties with the Company, you will not utilize or disclose any confidential information in breach of an agreement with a previous employer of any other party. If any previous employer asserts a clam that you have committed a breach of any contractual or other material duty to such previous employer, Microvast may immediately terminate your employment without payment of any amounts hereunder other than your Accrued Amounts. In the event of such a claim, Microvast is not obligated to indemnify you for any damages or to provide a defense against such claims.

3.	Tax Withholding; Section 409A. All payments and benefits under this letter are subject to applicable tax and other withholdings. The compensation and benefits provided by this letter are intended to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and this letter will be interpreted and construed consistent with that intent. A termination of employment will not be deemed to have occurred for purposes of any provision of this letter providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this letter, references to a “termination,” “termination of employment” or like terms will mean “separation from service.” Notwithstanding any other provision of this letter, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment will be paid (or provided) in accordance with Section 409A of the Code. If you are a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of your termination of employment, then to the extent required by Section 409A of the Code, no payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A of the Code will be made or commence during the period beginning on the date of your termination and ending on the date that is six months following your termination or, if earlier, on the date of your death. The amount of any payment that would otherwise be paid to you during this period will instead be paid to you on the fifteenth day of the first calendar month following the end of the period. Each amount to be paid or benefit to be provided under this letter will be construed as a separate and distinct payment for purposes of Section 409A. Payments with respect to reimbursements of expenses will be made in accordance with Company policy and in no event later than the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year.

12603 Southwest Freeway, Suite 300 | Stafford, TX 77477

TEL: 281-491-9505

4.	Entire Agreement; Amendment. This letter constitutes the entire agreement between you and Microvast relating to the subject matter hereof and supersedes all prior or contemporaneous agreements, discussions, understandings, negotiations or representations, whether oral or written, express or implied, relating to the subject matter hereof. This letter may not be modified or amended except in writing signed by you and Microvast.
5.	Severability. If an arbitrator or court of competent jurisdiction determines that any provision of this letter is invalid, void, illegal or unenforceable, then such body will modify or place the language of such provision with a valid and enforceable substitute but only to the minimum extent necessary to render such provision legal and enforceable. All remaining provisions of this letter will be unaffected and continue in full force and effect.
6.	Governing Law. Except as to matters of federal law, this letter and all actions taken hereunder will be governed by and construed in accordance with the laws of the State of Texas (other than its conflict of law rules).

We welcome your talents and contributions in making Microvast a profitable and thriving global company. We look forward to working with you. Please acknowledge your acceptance of these terms by signing below.

Sincerely,

/s/ Wu Yang

Wu Yang

Founder, Chairman, and CEO

12603 Southwest Freeway, Suite 300 | Stafford, TX 77477

TEL: 281-491-9505

ACKNOWLEDGEMENT:  To indicate your acceptance of the Company’s offer of employment as stated above, please sign and date this letter in the space provided below. By accepting this offer, you are confirming that you are not under any restrictive covenants, including but not limited to non-competition agreements and non-solicitation agreements that would preclude you from fulfilling the job responsibilities of Chief Financial Officer set forth in this letter.

Accepted and Agreed:

/s/ Fariyal Khanbabi	10/14/2024
Fariyal Khanbabi	Date

This offer expires one week from the date of this letter.

Please scan/email a signed copy to indicate acceptance of offer.